EXHIBIT 21
PERDOCEO EDUCATION CORPORATION
List of Subsidiaries
as of December 31, 2023

Subsidiary	State of Organization
AIU Online, LLC	DE
American InterContinental University System, Inc.	GA
BIPL, LLC	DE
Career Education Student Finance LLC	DE
CEC Educational Services, LLC	IL
CEC Employee Group, LLC	DE
CEC Europe, LLC	DE
CEC Insurance Agency, LLC	IL
CEC Real Estate Holding, Inc.	DE
Colorado Tech, Inc.	DE
Colorado Technical University, Inc.	CO
Hippo Education, LLC	DE
MAC BriarCol, Inc.	NY
MAC KA, Inc.	DE
MAC KGC-Mel, Corp.	NY
MAC LCBCCA2, Inc.	DE
MAC LCBCS, LLC	DE
MAC LCBNA, LLC	DE
MAC SB, Limited	NY
MAC SCI, Ltd.	DE
Marlin Acquisition Corp.	FL
Trident University International, LLC	DE
Words of Wisdom, LLC	IL